Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	May 1, 2003 – May 31, 2003
Payment Date	June 25, 2003

Aggregate Amount Collected for the Collection Period
Interest	$3,523,070.74
Principal Collections	$51,064,650.39
Substitution Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:
(i) Enhancer Premium			$142,083.33
(ii) A-1 Noteholder’s Interest			$1,296,944.44
A-2 Noteholder’s Interest			$108,750.00
(iii) Principal Collections to Funding Account			$18,954,676.98
(iv) Excess Spread (during Revolving)			$1,975,292.96
(v) Excess Spread (during AP)			$—
(vi) Additional Balance Increase from Excess Spread (during MAP)			$—
(vii) A-1 Noteholder’s Principal Distribution			$—
A-2 Noteholder’s Principal Distribution			$—
(viii) Enhancer for Prior Draws			$—
(ix) Liquidation Loss Amount			$—
(x) Enhancer			$—
(xi) Interest Shortfalls			$—
(xii) Indenture Trustee			$—
(xiii) Certificates			$—

Balances

Beginning A-1 Note Balance			$1,000,000,000.00
Ending A-1 Note Balance			$1,000,000,000.00
	Change		$—

Beginning A-2 Note Balance			$100,000,000.00
Ending A-2 Note Balance			$100,000,000.00
	Change		$—

Beginning Excluded Amount			$—
Ending Excluded Amount			$—
	Change		$—

Beginning Pool Balance			$1,078,411,786.94
Ending Pool Balance			$1,059,457,109.96
	Change		$18,954,676.98

Beginning Principal Balance			$1,078,411,786.94
Ending Principal Balance			$1,059,457,109.96
	Change		$18,954,676.98

Additional Draws			$32,110,254.33
Additional Balance Increase (Draws minus Payments)			$—

Delinquencies

	#	$
Two statement cycle dates:	3		$218,172.28
Three statement cycle dates:	—		$—
Four statement cycle dates:	—		$—
Five statement cycle dates:	—		$—
Six statement cycle dates:	—		$—
Seven + statement cycle dates:	—		$—
Foreclosures	—		$—
REO	—		$—
Liquidation Loss Amount	3		$(280.92)
FIRST UNION NATIONAL BANK, as Administrator

Additional Information
Net WAC Rate	3.43%
Overcollateralization Target	$13,750,000.00
Overcollateralization Amount	$6,312,952.72
Funding Account Ending Balance	$46,855,842.76

Gross CPR (1 mo. Annualized)	43.471%
Net CPR (1 mo. Annualized)	18.826%
Draw Rate (1 mo. Annualized)	29.918%
WAM	216.20
AGE	16.53

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(3,972,408.98)	Total Collected	$(51,064,650.39)
Servicing Fee	$449,338.24	A-1 Principal	$—
Enhancer Premium	$142,083.33	A-2 Principal	$—
Additional Balance Interest	$—	Add’l Balance Increase	$—
A-1 Interest	$1,296,944.44	Net Draws	$32,109,973.41
A-2 Interest	$108,750.00	Funding Account	$18,954,676.98
Funding Account	$1,975,292.96	Net	$(0.00)
Net	$—